EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE
RELEASE

                       CALIFORNIA BEACH RESTAURANTS, INC.
                         ANNOUNCES ODD-LOT TENDER OFFER

                                                 Contact: Dick Powell, President
                                                                  (310) 459-9676


         PACIFIC PALISADES, CALIFORNIA - (PRNewswire-First Call) - April 9, 2003
- California Beach Restaurants, Inc. (OTC BB - CBHR.OB) announced today that the Company will make an odd-lot tender offer to purchase shares of Common Stock held by shareholders who own 15 shares or less of the Company's Common Stock at a price of $1.00 per share. In addition, to show Cal Beach's appreciation for the cooperation of its shareholders, each qualifying shareholder who validly tenders all of his or her shares will receive a $20 gift certificate redeemable at Gladstone's 4 Fish Restaurant in Pacific Palisades, California, upon acceptance of such tender.

         The offer will be made on a first-come, first-served basis, and will be terminated on the earlier of May 9, 2003 or the date when 100 qualifying shareholders of record have validly tendered all of their shares for repurchase by the Company. Valid tenders by shareholders who hold their stock in brokerage accounts in "street name" will be accepted until the 100 shareholder of record threshold is reached. Shareholders holding shares in "street name" are not treated as shareholders of record for public-company reporting purposes. In the event that the Company receives more than 100 valid tenders from shareholders of record, the Company will select by lottery up to 50 additional valid tenders received by the Company through the termination of the offer. The offer will be made to all shareholders of record as of April 1, 2003 who owned 15 shares or less of the Company's Common Stock as of that date.

         The Company's Board of Directors believes that the $1.00 price per share represents a substantial premium over the current fair market value of the Company's common stock. The Company is in the process of completing a private placement of Series A Convertible Preferred Stock (described below) at a price of $0.108 per share, which the Board of Directors determined to be fair value for the Series A Convertible Preferred Stock. The odd-lot tender offer also provides qualifying shareholders a low cost way of disposing of their shares.

         The purpose of the odd-lot tender offer is to reduce the number of shareholders of record of the Company to less than 500 (the Company has 569 shareholders of record), which will allow the Company to cease filing periodic reports under the Securities Exchange Act of 1934, thereby realizing substantial cost savings. The Company will also realize significant savings by reducing accounting expenses and, potentially, the cost of director and officer insurance. For these reasons, the Board of Directors believes the odd-lot tender offer is in the best interests of the Company and its shareholders. It will benefit the selling shareholders who will receive a substantial premium over the present value of their stock, and it will benefit the remaining shareholders because the Company will realize significant savings if it is not subject to the reporting requirements for publicly held companies. The qualifying shareholders are urged to tender their share at their earliest convenience.

         The odd-lot tender offer will be made to shareholders through an offer letter to be mailed to qualifying shareholders as soon as possible. Company officers and employees may contact qualifying shareholders to encourage their participation in the odd-lot tender offer. If you are a qualifying shareholder (i.e. you hold 15 shares or less) and wish to tender all of your shares please call Dick Powell at (310) 459-9676 (e-mail, dickpowell@gladstones.com), who will be happy to assist you in tendering your shares.

         The Company also announced that it expects to complete a private placement of (i) Series A Convertible Preferred Stock in exchange for $1.3 million of the Company's Senior Notes, which are due May 15, 2003 and (ii) Series B Convertible Preferred Stock in exchange for $2.1 million of the Company's Convertible Subordinated Notes, which are due October 1, 2003. The Series A Convertible Preferred Stock is convertible into Common Stock at $0.108 per share and the Series B Convertible Preferred Stock is convertible into Common Stock at $0.23 per share. The Series A and Series B Preferred Stock are convertible into Common Stock at any time at the option of the holder. The Company currently has approximately 3.4 million shares of Common Stock outstanding. Upon completion of the private placement, assuming 100% of the Senior Notes and Convertible Subordinated Notes are exchanged for Series A and Series B Preferred Stock and converted to Common Stock, the Company will have approximately 24.9 million shares of Common Stock outstanding. The private placement is expected to be completed on or about April 15, 2003. The private placement is necessary due to the Company's lack of liquidity in light of the near term due dates for the Senior Notes and the Convertible Subordinated Notes.

          The Company owns and operates Gladstone's 4 Fish in Pacific Palisades, California and has Licensed the Gladstone's name to MCA Development for a restaurant owned by MCA at its CityWalk project in Universal City, California.


 SOURCE  California Beach Restaurants, Inc.
     /CONTACT:  Dick Powell, President for California Beach
 Restaurants, Inc., 310-459-9676/

 Companies or Securities discussed in this article:
   Symbol                  Name
 BB:CBHR   California Beach Restaurants